Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Blue Gold Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.0001 per share	(1)	Other	6,000,000	$0.1789	$1,073,400.00	0.000087	$93.39

Total Offering Amounts:						$1,073,400.00		93.39
Total Fee Offsets:
Net Fee Due:								$93.39

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Offering Note(s)

(1)	Represents Class A ordinary shares underlying awards reserved for future grants under the Blue Gold Limited 2025 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends, or similar transactions as provided in the Plan. Any Class A ordinary shares covered by an award granted under the Plan that terminates, expires, or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.

These Class A ordinary shares are reserved for future award grants under the Plan and represent the 6,000,000 Class A ordinary shares reserved and available for issuance under the Plan. The proposed maximum offering price per share, estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, is based on the average of the high and low prices of the Registrant’s Class A ordinary shares as quoted on the Nasdaq Capital Market on October 15, 2026.